EXHIBIT 8.1
SUBSIDIARIES OF REGISTRANT

Subsidiary	Place of
Incorporation
1) Country Style Cooking International Restaurant Chain Group Ltd.	Hong Kong
2) Country Style Cooking (Chongqing) Investment Co., Ltd.	PRC
3) Chongqing Xinghong Growing Rich Management Co., Ltd.	PRC
4) Sichuan Country Style Cooking Restaurants Co., Ltd.	PRC
5) Xi’an Country Style Cooking Restaurants Co., Ltd.	PRC
6) Changsha Country Style Cooking Restaurants Co., Ltd.	PRC
7) Shanghai Growing Rich Country Style Cooking Restaurants Co., Ltd.	PRC
8) Wuhan Country Style Cooking Restaurants Co., Ltd.	PRC
9) Guizhou Country Style Cooking Restaurants Co., Ltd.	PRC